FEE WAIVER AGREEMENT

THIS FEE WAIVER AGREEMENT (this "Agreement") is made as of April 25, 2025, with effect from June 1, 2025 (the “Effective Date”), by and between Partners Group Growth, LLC, a Delaware limited liability company (the "Fund"), and Partners Group (USA) Inc., a Delaware corporation (the "Adviser").

WHEREAS, the Fund is registered with the Securities and Exchange Commission (the "SEC") as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act");

WHEREAS, the Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act") and engages in the business of acting as an investment adviser;

WHEREAS, the Adviser is entitled to an investment management fee (the "Investment Management Fee"), as further described in that certain investment management agreement executed by the Adviser and the Fund on December 31, 2023 (the "Investment Management Agreement"); and

WHEREAS, any Investment Management Fee payable by the Fund to the Adviser in accordance with the Investment Management Agreement may be waived or reduced by the Adviser, at its sole discretion, pursuant to that certain acknowledgement agreement (the “Acknowledgement Agreement”) executed by the Adviser and the Fund on January 30, 2024, with effect from December 31, 2023.

NOW THEREFORE, it is agreed by the parties as follows:

1. Waiver of Investment Management Fee. The parties acknowledge and agree that any Investment Management Fee payable by the Fund to the Adviser in accordance with the Investment Management Agreement shall be waived or reduced by 0.25% per annum for a period of twelve (12) months beginning on the Effective Date and ending May 31, 2026.

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IN WITNESS WHEREOF, the parties have executed this Agreement by their officers thereunto duly authorized as of the day and year first written above.

PARTNERS GROUP GROWTH, LLC		PARTNERS GROUP (USA) INC.

By:	/s/ Helen Yankilevich	By:	/s/ Helen Yankilevich
Name:	Helen Flood	Name:	Helen Flood
Title:	Authorized Signatory	Title:	Authorized Signatory

By:	/s/ Brian Igoe	By:	/s/ Brian Igoe
Name:	Brian Igoe	Name:	Brian Igoe
Title	Authorized Signatory	Title:	Authorized Signatory